Summary of Mortgage Contract of Maximum Amount ( the “Contract”) entered into by and between Shenzhen BAK Battery, Co., Ltd (the “Mortgager”) and Shenzhen Eastern Branch, Agricultural Bank of China( the “Creditor”) on Nov. 27th, 2008

Main contents:
➢	Contract number: No. 81906200800002148;
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In order to guarantee the indebtedness of Shenzhen BAK Battery Co., Ltd. (the “Obligor”) towards the Creditor under the Comprehensive Credit Facility Agreement of Maximum Amount (No. 81001200813170001), the Mortgager agrees to pledge its land use rights certificate of BAK Industrial Park to the Creditor.

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Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.

➢	Collaterals: The Mortgager agrees to pledge its land use right certificate of BAK Industrial Park to the Creditor.
➢	Breach of Contract Penalties: additional 20% of the maximum amount secured in this Contract and full compensation for the Creditor’s loss due to the Mortgager’s breach of contract;

➢	Headlines of the articles omitted:
➢	Termination and explanation
➢	Payment on demand
➢	Undertakings of the Mortgager
➢	Validity of the Creditor’s Right
➢	Occupancy of Collaterals
➢	Insurance of Collaterals
➢	Mortgage Registration
➢	Realizing of Creditor’s Right
➢	Fees
➢	Dispute settlement
➢	Effectiveness
➢	Notification
➢	Supplement articles